UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 22, 2010

Maui Land & Pineapple Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Hawaii	0-6510	99-0107542
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

870 Haliimaile Road, Makawao, Hawaii 96768

(Address of principal executive offices)

(808) 877-3351

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On December 22, 2010, Maui Land & Pineapple Company, Inc. (the “Company”) entered into the following two agreements which extended the maturity dates and modified certain terms of its existing credit facilities with its principal lenders, Wells Fargo Bank, National Association (“Wells Fargo”) and American AgCredit, FLCA (“AgCredit”):

Second Modification Agreement and Waiver with Wells Fargo

The Second Modification Agreement and Waiver between the Company and Wells Fargo (the “Wells Fargo Second Modification”) amended the terms of a $30 million revolving line of credit agreement dated October 9, 2009 (as subsequently amended) between the Company and Wells Fargo. Significant terms of the Wells Fargo Second Modification are as follows:

•                  Extends the maturity date from March 1, 2011 to May 1, 2012.  Subject to the completion of appraisals showing appraised values of the real property pledged as collateral for the credit facility acceptable to Wells Fargo, the Company and Wells Fargo intend to enter into a Third Modification Agreement which will extend the maturity date to May 1, 2013.

•                  Reduces the amount available under the $30 million commitment to $25.0 million in revolving loans and $1.1 million in letters of credit.  Subject to receipt of the aforementioned appraisals, the Company and Wells Fargo intend to enter into a Third Modification Agreement that increases the commitment and availability under the credit facility to up to $35 million.

•                  Reduces the interest rate from LIBOR plus 4.25% to LIBOR plus 3.80% and eliminates the 5.50% interest rate floor.

•                  Amends the financial covenants by reducing the minimum liquidity requirement from $8 million to $4 million, which is not applicable until the calendar quarter ending June 30, 2011, and by reducing the maximum amount of total liabilities that may be owed by the Company from $240 million to $175 million.

•                  Waives the requirement that 50% of the net proceeds from the sale of the Company’s former cannery property be used to prepay and reduce the commitment under the credit facility, to the extent that the sales proceeds are applied toward settling and paying legacy costs related to the Company’s discontinued business operations.

•                  Adds certain real property referred to by the Company as the Central Resort, Honolua Store and Merriman’s Restaurant parcels to the collateral securing the credit agreement.

The foregoing description of the Wells Fargo Second Modification does not purport to be complete and is qualified in its entirety by reference to the full text of the Wells Fargo Second Modification, a copy of which will be filed as an exhibit to the Company’s next periodic report.

Loan Agreement with AgCredit

The Loan Agreement between the Company and AgCredit (the “AgCredit Loan Agreement”) amended and restated in its entirety the terms of a fully-drawn $25 million revolving line of credit agreement dated September 1, 2005 between the Company and AgCredit.  Significant terms of the AgCredit Loan Agreement are as follows:

•                  Extends the maturity date from March 1, 2011 to May 1, 2012.  Subject to the completion of the aforementioned Wells Fargo appraisals and extension of the maturity date of the Wells Fargo credit agreement to May 1, 2013, the maturity date under the AgCredit Loan Agreement will be automatically extended to May 1, 2013.

•                  Changes the facility from a revolving line of credit to a term loan.

•                  Eliminates the 5.50% interest rate floor and specifies an interest rate based on the greater of 1.00% or the 30-day LIBOR rate, plus an applicable spread of 4.25%. Provides for subsequent tiered reductions in the applicable spread to 3.75%, subject to corresponding reductions in the principal balance of the loan.

•                  Amends the financial covenants by reducing the minimum liquidity requirement from $8 million to $4 million and reduces the maximum amount of total liabilities that may be owed by the Company from $240 million to $175 million.

•                  Requires mandatory principal prepayments of 100% of the net proceeds of the sale of any real property pledged as collateral for the loan.  Also requires tiered mandatory principal prepayments based on predetermined percentages ranging from 10% to 75% of the net proceeds from the sale of non-collateralized real property.

The foregoing description of the AgCredit Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the AgCredit Loan Agreement, a copy of which will be filed as an exhibit to the Company’s next periodic report.

Forward-Looking Statements. Any statement contained in this Current Report on Form 8-K that refers to events that may occur in the future or other non-historical matters are forward-looking statements. These forward-looking statements are based on the Company’s expectations as of the date of this report and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations.  Actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others:  insufficient appraised value of the real property pledged as collateral, the unwillingness or inability of Wells Fargo to proceed with the Third Modification Agreement, and such other risks and uncertainties as detailed from time to time in the Company’s public filings with the U.S. Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.  The Company assumes no obligation and does not intend to update any forward-looking statements.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company’s entry into the Wells Fargo Second Modification and the AgCredit Loan Agreement described in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

*   *   *   *   *   *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

Date: December 29, 2010	By:	/S/ TIM T. ESAKI
Tim T. Esaki
Chief Financial Officer
(Principal Financial Officer)